Robinhood Ventures: Bill Ackman Interview

February 23, 2025

Video: Interview with Bill Ackman

- Live date: 2/23/26
- Video link:
  - 16x9
- Title: Inside Robinhood Ventures Fund I: Bill Ackman in Conversation with Vlad Tenev
- Description:
  Private markets have been closed to everyday investors for too long. Robinhood Ventures Fund I (RVI) is changing that by expanding access to private companies at the frontiers of their industries.

  In this special conversation, Bill Ackman — Founder and CEO of Pershing Square Capital Management — sits down with Robinhood CEO Vlad Tenev and the fund management team to dive into Robinhood Ventures Fund I and answer key questions.

  Learn more about the strategy behind RVI and how we're working to broaden access to private market innovation.

  #Robinhood #RobinhoodVentures #BillAckman #PrivateMarkets #Investing

Robinhood Ventures Fund I ("RVI" or the "Fund") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the Securities and Exchange Commission (the "SEC") for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, or by emailing prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVI before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product.

Bill Ackman and Pershing Square Capital Management and its affiliates (collectively, "Pershing Square") may seek to invest in or do business with the Fund or with certain of the Fund's portfolio companies. As a result, investors should be aware that Mr. Ackman may have a conflict